EXHIBIT 23.3


              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM


     We hereby consent to the reference to our firm under the caption "Experts", in the Registration Statement (Form S-3) and related Prospectus of MTM Technologies, Inc., and to the incorporation by reference therein of our report dated November 5, 2004, with respect to the consolidated financial statements of Vector Global Services, Inc., and the subsidiaries as of and for the nine months ended September 30, 2004 included in the Annual Report (Form 10-K) of MTM Technologies, Inc. for the year ended March 31, 2005, filed with the Securities and Exchange Commission.


/s/ UHY LLP
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UHY LLP
New York, New York
September 19, 2005